As filed with the Securities and Exchange Commission on February 28, 1997

                                              Registration No. _______________

                                    FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             GAYLORD COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                        31-1421571
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

                    4006 Venture Court, Columbus, Ohio 43228
               (Address of principal executive offices) (Zip Code)

       Consulting Agreement between Gaylord Companies, Inc. and Gary Stein
                            (Full title of the plan)

                                 Not applicable
                     (Name and address of agent for service)

                                 (614) 771-2777
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
   Title of Each Class       Amount to   Proposed      Proposed      Amount of
      of Securities             be     Offering Price  Aggregate    Registration
    to be Registered        Registered  Per Share(1)  Offering Price    Fee
--------------------------------------------------------------------------------
Shares of Common Stock,
$.01 par value
("Common Stock")...........    150,000    $1.50        $225,000.00     $68.18
--------------------------------------------------------------------------------
Total Registration Fee.....                                            $68.18
================================================================================
(1) Pursuant to Rule 457, the offering price of such shares is estimated solely for the purpose of determining the registration fee.

                                     PART 2

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement.

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995;

     (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 3, 1995 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information in this Registration Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4.  DESCRIPTION OF SECURITIES.

     Not applicable;  the class of securities to be offered is registered  under
Section 12 of the Securities Exchange Act of 1934.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Martin C. Licht, a director of the Company, is a member of Lane & Mittendorf LLP, counsel to the Company.


Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits, in general, a Delaware corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

     In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

Item 8.  EXHIBITS.

Number                       Description of Exhibit

4.1    -- Consulting Agreement between the Company and Gary Stein.
5.1    -- Opinion of Lane & Mittendorf LLP, counsel to the Company.
23.1   -- Consent of Feldman Radin & Co., P.C.


Item 9.  UNDERTAKINGS.

     1. The undersigned, Company, hereby undertakes:

          (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

               (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (2) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and

               (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective, amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section

     15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on February 28, 1997. GAYLORD COMPANIES, INC.


                By:             /s/ John D. Critser
                        ----------------------------------------------------
                        John D. Critser, President, Chief Operating Officer, Director

                By:           /s/ John Gaylord
                        ----------------------------------------------------
                        John Gaylord, Chairman of the Board, Chief
                  Executive Officer, Treasurer, Chief Financial
                        Officer and Director

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                        Title                                         Date

/s/John D. Critser
__________________       President, Chief Operating         February 28, 1997
John D. Critser          Officer, Director


/s/John Gaylord
__________________       Chairman of the Board, Chief       February 28, 1997
John Gaylord             Executive Officer, Treasurer,
                         Chief Financial Officer, Director


/s/George Gaylord
__________________       Senior Chairman of the Board       February 28, 1997
George Gaylord


/s/Martin C. Licht
__________________       Director                           February 28, 1997
Martin C. Licht